Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND
FULL YEAR 2018 RESULTS AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, February 26, 2019 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the fourth quarter and full year 2018. A short slide presentation summarizing the highlights of Matador’s fourth quarter and full year 2018 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. In a separate, simultaneous press release issued today, Matador also provided its 2019 operating plan and 2019 market guidance.

Fourth quarter 2018 highlights and financial results are summarized below, followed immediately thereafter by a summary of full year 2018 highlights and financial results.

Fourth Quarter 2018 Highlights

•
Fourth quarter 2018 average daily oil equivalent production increased 2% sequentially to a record quarterly high for the Company of 55,500 barrels of oil equivalent (“BOE”) per day (60% oil) as compared to the third quarter of 2018. Average daily oil production increased 4% sequentially to 33,500 barrels per day and average daily natural gas production decreased 1% sequentially to 132.3 million cubic feet per day, each as compared to the third quarter of 2018.

•
Fourth quarter 2018 Delaware Basin average daily oil equivalent production increased 3% sequentially to a record quarterly high for the Company of 49,300 BOE per day (64% oil) as compared to the third quarter of 2018. Delaware Basin average daily oil production increased 5% sequentially to 31,300 barrels per day and Delaware Basin average daily natural gas production was essentially flat sequentially at 107.9 million cubic feet per day, each as compared to the third quarter of 2018.

•
Fourth quarter 2018 net income (GAAP basis) was $136.7 million, or $1.17 per diluted common share, a sequential increase of $118.9 million from $17.8 million in the third quarter of 2018, and a year-over-year increase of 257% from $38.3 million in the fourth quarter of 2017.

•
Fourth quarter 2018 adjusted net income (a non-GAAP financial measure) was $43.0 million, or $0.37 per diluted common share, a sequential decrease of $12.7 million from $55.7 million in the third quarter of 2018, and a year-over-year increase of 58% from $27.2 million in the fourth quarter of 2017.

•
Fourth quarter 2018 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $143.2 million, a sequential decrease of $12.2 million from $155.4 million in the third quarter of 2018, and a year-over-year increase of 32% from $108.6 million in the fourth quarter of 2017.

Note: All references to net income, adjusted net income and Adjusted EBITDA reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, net loss or Adjusted EBITDA, respectively, attributable to third-party non-controlling interests, including in San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share and Adjusted EBITDA and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	December 31,	September 30,	December 31,
	2018	2018	2017
Net Production Volumes:(1)
Oil (MBbl)(2)	3,080	2,973	2,269
Natural gas (Bcf)(3)	12.2	12.3	10.5
Total oil equivalent (MBOE)(4)	5,109	5,025	4,022
Average Daily Production Volumes:(1)
Oil (Bbl/d)	33,479	32,317	24,665
Natural gas (MMcf/d)(5)	132.3	133.8	114.3
Total oil equivalent (BOE/d)(6)	55,536	54,625	43,718
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$49.09	$57.15	$53.66
Oil, with realized derivatives (per Bbl)	$50.75	$58.97	$52.30
Natural gas, without realized derivatives (per Mcf)	$3.47	$3.77	$4.12
Natural gas, with realized derivatives (per Mcf)	$3.35	$3.77	$4.12
Revenues (millions):
Oil and natural gas revenues	$193.5	$216.3	$165.1
Third-party midstream services revenues	$8.6	$6.8	$3.3
Realized gain (loss) on derivatives	$3.7	$5.4	$(3.1)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$3.53	$4.02	$4.46
Lease operating	$4.56	$4.48	$4.68
Plant and other midstream services operating	$1.45	$1.45	$1.16
Depletion, depreciation and amortization	$14.19	$14.02	$13.53
General and administrative(7)	$2.66	$3.67	$4.06
Total(8)	$26.39	$27.64	$27.89
Other (millions):
Lease bonus - mineral acreage	$2.5	$—	$—
Net sales of purchased natural gas(9)	$0.4	$—	$—
Total	$2.9	$—	$—
Net income (millions)(10)	$136.7	$17.8	$38.3
Earnings per common share (diluted)(10)	$1.17	$0.15	$0.35
Adjusted net income (millions)(10)(11)	$43.0	$55.7	$27.2
Adjusted earnings per common share (diluted)(10)(12)	$0.37	$0.48	$0.25
Adjusted EBITDA (millions)(10)(13)	$143.2	$155.4	$108.6

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(7) Includes approximately $0.67, $0.96 and $1.04 per BOE of non-cash, stock-based compensation expense in the fourth quarter of 2018, the third quarter of 2018 and the fourth quarter of 2017, respectively.
(8) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(9) Net sales of purchased natural gas refers to residue natural gas and natural gas liquids that are purchased from a customer, primarily by San Mateo, and subsequently resold. Such amount reflects revenues from sales of purchased natural gas of $7.1 million less expenses of $6.6 million for purchased natural gas.
(10) Attributable to Matador Resources Company shareholders after giving effect to amounts attributable to third-party non-controlling interests.

(11) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Adjusted earnings per common share is a non-GAAP financial measure. For a definition of adjusted earnings per common share and a reconciliation of adjusted earnings per common share (non-GAAP) to earnings per common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(13) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Full Year 2018 Highlights

Matador’s full year 2018 results were at record levels for nearly every significant category of measurement as follows:

•
For the year ended December 31, 2018, Matador’s total oil equivalent production was an all-time high totaling 19.03 million BOE, consisting of 11.14 million barrels of oil and 47.3 billion cubic feet of natural gas, an increase of 34% as compared to full year 2017. Full year 2018 oil and oil equivalent production were just above the high end of the Company’s updated full year 2018 guidance for oil and oil equivalent production of 11.0 to 11.1 million barrels and 18.8 to 19.0 million BOE, respectively. Full year 2018 natural gas production was near the high end of the Company’s updated full year 2018 natural gas guidance of 47.0 to 47.4 billion cubic feet. Matador’s full year 2018 guidance for oil, natural gas and total oil equivalent production was updated on October 31, 2018, thus, the second upward revision in 2018.

•
Full year 2018 average daily oil equivalent production increased 34% year-over-year to 52,100 BOE per day (59% oil) as compared to the full year 2017. Average daily oil production increased 42% to 30,500 barrels per day and average daily natural gas production increased 24% to 129.6 million cubic feet per day, each as compared to the full year 2017.

•
Full year 2018 Delaware Basin average daily oil equivalent production increased 54% to 45,200 BOE per day (62% oil) as compared to the full year 2017. Delaware Basin average daily oil production increased 56% to 28,000 barrels per day and Delaware Basin average daily natural gas production increased 51% to 103.3 million cubic feet per day, each as compared to the full year 2017.

•
Full year 2018 net income (GAAP basis) was $274.2 million, or $2.41 per diluted common share, a year-over-year increase of 118% from $125.9 million, or $1.23 per diluted common share, for the full year 2017.

•
Full year 2018 adjusted net income (a non-GAAP financial measure) was $184.0 million, or $1.62 per diluted common share, a year-over-year increase of 151% from $73.4 million, or $0.72 per diluted common share, for the full year 2017.

•
Full year 2018 Adjusted EBITDA, a non-GAAP financial measure, was $553.2 million, a year-over-year increase of 65% from $336.1 million for the full year 2017. Full year 2018 Adjusted EBITDA of $553.2 million was near the high end of the Company’s full year 2018 guidance for Adjusted EBITDA of $535.0 to $555.0 million, as updated and revised upwards for the second time on October 31, 2018.

Comparisons of selected financial and operating items for the years ended December 31, 2018, 2017 and 2016 are shown in the following table:

	Year Ended
	December 31,	December 31,	December 31,
	2018	2017	2016
Net Production Volumes:(1)
Oil (MBbl)(2)	11,141	7,851	5,096
Natural gas (Bcf)(3)	47.3	38.2	30.5
Total oil equivalent (MBOE)(4)	19,026	14,212	10,180
Average Daily Production Volumes:(1)
Oil (Bbl/d)	30,524	21,510	13,924
Natural gas (MMcf/d)(5)	129.6	104.6	83.3
Total oil equivalent (BOE/d)(6)	52,128	38,936	27,813
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$57.04	$49.28	$41.19
Oil, with realized derivatives (per Bbl)	$57.38	$48.81	$42.34
Natural gas, without realized derivatives (per Mcf)	$3.49	$3.72	$2.66
Natural gas, with realized derivatives (per Mcf)	$3.46	$3.70	$2.78
Revenues (millions):
Oil and natural gas revenues	$800.7	$528.7	$291.2
Third-party midstream services revenues	$21.9	$10.2	$5.2
Realized gain (loss) on derivatives	$2.3	$(4.3)	$9.3
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.00	$4.10	$4.23
Lease operating	$4.89	$4.74	$5.52
Plant and other midstream services operating	$1.29	$0.92	$0.53
Depletion, depreciation and amortization	$13.94	$12.49	$11.99
General and administrative(7)	$3.64	$4.65	$5.41
Total(8)	$27.76	$26.90	$27.68
Other (millions):
Lease bonus - mineral acreage	$2.5	$—	$—
Net sales of purchased natural gas(9)	$0.4	$—	$—
Total	$2.9	$—	$—
Net income (loss) (millions)(10)	$274.2	$125.9	$(97.4)
Earnings (loss) per common share (diluted)(10)	$2.41	$1.23	$(1.07)
Adjusted net income (loss) (millions)(10)(11)	$184.0	$73.4	$(2.8)
Adjusted earnings (loss) per common share (diluted)(10)(12)	$1.62	$0.72	$(0.03)
Adjusted EBITDA (millions)(10)(13)	$553.2	$336.1	$157.9

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(7) Includes approximately $0.90, $1.17 and $1.23 per BOE of non-cash, stock-based compensation expense for the years ended December 31, 2018, 2017 and 2016, respectively.
(8) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(9) Net sales of purchased natural gas refers to residue natural gas and natural gas liquids that are purchased from a customer, primarily by San Mateo, and subsequently resold. Such amount reflects revenues from sales of purchased natural gas of $7.1 million less expenses of $6.6 million for purchased natural gas.
(10) Attributable to Matador Resources Company shareholders after giving effect to amounts attributable to third-party non-controlling interests.

(11) Adjusted net income (loss) is a non-GAAP financial measure. For a definition of adjusted net income (loss) and a reconciliation of adjusted net income (loss) (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Adjusted earnings (loss) per common share is a non-GAAP financial measure. For a definition of adjusted earnings (loss) per common share and a reconciliation of adjusted earnings (loss) per common share (non-GAAP) to earnings (loss) per common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(13) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “Both financially and operationally, 2018 was the best year in Matador’s history, and the Board and I wish to commend the staff for their hard work, planning and record-setting accomplishments on behalf of all Matador shareholders and other stakeholders. During the past two years, Matador has more than doubled its oil production and proved oil and natural gas reserves, while adding approximately 55,000 net high-quality leasehold and mineral acres to its Delaware Basin position. In that same time period, we have essentially tripled the throughput volumes associated with our midstream affiliate, San Mateo, and yesterday, we announced a second strategic midstream transaction with our partner, Five Point, to significantly expand San Mateo’s operations throughout Eddy County, New Mexico. We believe our numerous operational, land and financial achievements in 2018 have placed Matador in a strong position for continued value creation in the years ahead. Simultaneous with this earnings release, we have also released today our 2019 operating plan and 2019 market guidance. As you will see in that companion release, our plans for 2019 and beyond reflect a tightly integrated strategy focused not only on increasing the value of our oil and natural gas leasehold and mineral assets in the Delaware Basin, but also on building and enhancing the value of San Mateo.

“As a result of the sharp decline in oil prices during the fourth quarter of 2018 and the changing financial circumstances in the industry, Matador started taking various steps to mitigate its anticipated 2019 cash flow outspend. First, we announced in late January 2019 plans to reduce our operated drilling program by releasing the drilling rig we had been operating in South Texas since early October 2018. We have since completed our South Texas drilling operations for now, and this rig was released in early February. As further noted in our January press release, in 2019, we plan to focus on executing the highest rate of return opportunities across our Delaware Basin properties and midstream operations, while continuing to be mindful of our balance sheet as we have always done. Second, Matador is continuing to narrow its spending gap by converting certain non-cash assets to cash and by divesting of portions of its non-core assets, particularly in South Texas and in the Haynesville shale. Thus far, this effort is expected to result in approximately $50 to $55 million in cash to Matador’s balance sheet from a number of transactions closed or under contract to close in the very near future, not including the $50 million capital carry we expect Five Point to provide as part of the San Mateo expansion. Third, we will also consider monetizing other assets, such as certain royalty, mineral and non-core midstream interests, as value-creating opportunities arise. Fourth, we are working to implement practices to improve capital efficiency in our own operations during 2019, including through potential reductions in service costs, additional multi-well pad drilling, increasing the number of longer laterals and increased use of in-basin sand in our hydraulic fracturing operations, among other steps.

“At the same time, we believe the Matador Board and staff have done a good job in the past of adding significant value per share with the capital entrusted to us by our shareholders. We believe our operating and financial results over the last seven years of being a public company clearly evidence this fact. In 2019, we expect to continue creating value for Matador shareholders in four primary ways: (1) maintaining Matador’s practice of profitable growth at a measured pace in its selective drilling, completions and production activities; (2) expanding the growth and footprint of our midstream operations through our San Mateo midstream affiliate through creative deal structures that mitigate capital spending, as evidenced by yesterday’s announcement of a planned expansion of San Mateo that includes a significant capital carry for Matador; (3) increasing the value of Matador’s acreage position through our continued delineation and development of the acreage, by making strategic trades to enable us to more efficiently develop the acreage and by engaging in value-adding acquisition and sales opportunities; and (4) highlighting and enhancing the value of Matador’s mineral and royalty positions. We look forward to meeting the operational and financial challenges of the coming year and to position Matador for further growth, prosperity and balance sheet strength in 2020 and beyond. We encourage our shareholders and others to take time to study the 2019 operating plan that we released today and to call us with your questions and thoughts.”

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at December 31, 2018, 2017 and 2016.

	At December 31,
	2018	2017	2016
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	123,401	86,743	56,977
Natural Gas (Bcf)(4)	551.5	396.2	292.6
Total (MBOE)(5)	215,313	152,771	105,752
Estimated proved developed reserves:
Oil (MBbl)(3)	53,223	36,966	22,604
Natural Gas (Bcf)(4)	246.2	190.1	126.8
Total (MBOE)(5)	94,261	68,651	43,731
Percent developed	43.8%	44.9%	41.4%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	70,178	49,777	34,373
Natural Gas (Bcf)(4)	305.2	206.1	165.9
Total (MBOE)(5)	121,052	84,120	62,021
Standardized Measure (in millions)	$2,250.6	$1,258.6	$575.0
PV-10 (in millions)(6)	$2,579.3	$1,333.4	$581.5

(1) Numbers in table may not total due to rounding.
(2) Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of the first-day-of-the-month prices for the period from January through December 2018 were $62.04 per Bbl for oil and $3.10 per MMBtu for natural gas, for the period from January through December 2017 were $47.79 per Bbl for oil and $2.98 per MMBtu for natural gas and for the period from January through December 2016 were $39.25 per Bbl for oil and $2.48 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids associated with the natural gas is included in the estimated wellhead price on those properties where the natural gas liquids are extracted and sold.

(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.
(5) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(6) PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

The reserves estimates presented for each period in the table above were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These reserves estimates were prepared in accordance with the Securities and Exchange Commission’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Proved Reserves at December 31, 2018 Increased 41% Year-Over-Year

•
Matador’s total proved oil and natural gas reserves increased 41% year-over-year from 152.8 million BOE (57% oil, 45% proved developed, 84% Delaware Basin), consisting of 86.7 million barrels of oil and 396.2 billion cubic feet of natural gas, at December 31, 2017 to 215.3 million BOE (57% oil, 44% proved developed,

89% Delaware Basin), consisting of 123.4 million barrels of oil and 551.5 billion cubic feet of natural gas, at December 31, 2018. Oil, natural gas and total proved reserves at December 31, 2018 were each all-time highs for Matador. Estimated total proved oil and natural gas reserves more than doubled over the last two years, increasing 104% from 105.8 million BOE (54% oil, 41% proved developed, 75% Delaware Basin) at December 31, 2016.

•
At December 31, 2018, the Standardized Measure and PV-10, a non-GAAP financial measure, of Matador’s total proved oil and natural gas reserves were $2.25 billion and $2.58 billion, respectively, an increase of 79% and 93% from $1.26 billion and $1.33 billion, respectively, at December 31, 2017. At December 31, 2018, the oil and natural gas prices used to estimate total proved reserves were $62.04 per barrel and $3.10 per MMBtu, respectively, as compared to $47.79 per barrel and $2.98 per MMBtu, respectively, at December 31, 2017.

•
At December 31, 2018, Matador’s total proved oil and natural gas reserves included 24.8 million BOE in proved undeveloped reserves, with a Standardized Measure of $249 million and a PV-10 of $286 million, attributable to portions of the 8,400 gross and net acres of leasehold that the Company acquired in the Bureau of Land Management New Mexico Oil and Gas Lease Sale in September 2018 (the “BLM Acquisition”). The PV-10 of $286 million at December 31, 2018 already represents almost 75% of the aggregate lease bonus of $387 million Matador paid to acquire these properties, not to mention the significant future midstream value of these properties to San Mateo. Matador estimates that the proved undeveloped reserves assigned to these properties at December 31, 2018 reflect only a fraction of the oil and natural gas reserves that may be ultimately attributable to these properties as a result of future development operations on this leasehold.

•
Accounting for Matador’s 2018 oil equivalent production of 19.0 million BOE, Matador’s total proved reserves increased 81.5 million BOE in 2018, or approximately 4.3 times its 2018 annual production. The Company’s proved reserves to production ratio was 11.3 at December 31, 2018, an increase of 5% from 10.8 at December 31, 2017. The overall increase in Matador’s proved reserves of 81.5 million BOE during 2018 included aggregate upward revisions to prior estimates of 11.3 million BOE, resulting primarily from better-than-expected well performance associated with a number of wells throughout the Delaware Basin.

Delaware Basin Drilling Inventory Increased 26% Year-Over-Year

•
At December 31, 2018, Matador had identified 5,442 gross (2,472 net) potential locations for future drilling on its Delaware Basin acreage, an increase of 26% in net identified locations, as compared to 4,630 gross (1,958 net) locations at December 31, 2017. The Company estimates that it may be able to operate as many as 3,451 gross (2,278 net) of these locations. As with prior estimates, Matador’s updated Delaware Basin inventory estimates assume one-mile laterals drilled at 160-acre spacing in most formations. This increase in identified well locations was primarily attributable to the Company’s acquisition of approximately 30,000 net acres of additional leasehold and mineral interests in the Delaware Basin during 2018.

Significant Well Results

The following table highlights the 24-hour IP test results from certain of Matador’s operated wells recently completed and turned to sales in the Delaware Basin. Matador continues to be pleased with the aggregate well performance across its acreage position in the Delaware Basin and particularly with a number of better-than-expected well results during the fourth quarter of 2018.

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Antelope Ridge, Lea County, NM
Nina Cortell Federal Com #201H	Wolfcamp A-Lower	1,753	368	78%	Strong Wolfcamp A-Lower well completed in the northwest portion of the Antelope Ridge asset area.
Florence State 23-23S-34E AR #121H	Second Bone Spring	1,421	311	71%	Excellent Second Bone Spring well in the Antelope Ridge asset area.
Rustler Breaks, Eddy County, NM
David Edelstein State Com #223H	Wolfcamp B-Blair	3,375	338	29%	Initial 2-mile Wolfcamp B-Blair test in the southwest portion of the Rustler Breaks asset area.
Michael Collins 11-23S-27E RB #201H	Wolfcamp A-XY	2,125	459	78%	Very strong Wolfcamp A-XY test in the northwest portion of the Rustler Breaks asset area.
Wolf, Loving County, TX
Wolf 80-TTT-B33 WF #208H	Wolfcamp A-XY	2,514	406	39%	Matador’s best 24-hour IP targeting the Wolfcamp A-XY in the southern portion of the Wolf asset area.
Wolf 80-TTT-B33 WF #206H	Wolfcamp A-XY	2,509	446	41%	Another excellent Wolfcamp A-XY well completed in the southern portion of the Wolf asset area.
(1) 24-hr IP per 1,000 feet of completed lateral length.

In the Antelope Ridge asset area, Matador was very pleased with the results of its Nina Cortell Federal Com #201H (Nina Cortell #201H) well, a Wolfcamp A-Lower test in the northwestern portion of the Antelope Ridge asset area. The Nina Cortell #201H well flowed 1,753 BOE per day (78% oil), including 1,372 barrels of oil per day and 2.3 million cubic feet of natural gas per day, during a 24-hour IP test. This well was yet another successful test of the Wolfcamp A-Lower formation in this area, further evidencing the prospectivity of this target across much of the Company’s acreage in the Antelope Ridge asset area.

In the Rustler Breaks asset area, Matador was also pleased with the results of its David Edelstein State Com #223H (Edelstein #223H) well drilled and completed in the southwest portion of its Rustler Breaks asset area. The Edelstein #223H well, a Wolfcamp B-Blair test, flowed 3,375 BOE per day (29% oil), including 970 barrels of oil per day and 14.4 million cubic feet of natural gas per day, during a 24-hour IP test. The Edelstein #223H well was Matador’s second two-mile lateral in the Rustler Breaks asset area. The Michael Collins 11-23S-27E RB #201H (Collins #201H) well was another strong Wolfcamp A-XY completion in the northwest portion of the Rustler Breaks asset area. The Collins #201H well flowed 2,125 BOE per day (78% oil), including 1,665 barrels of oil per day and 2.8 million cubic feet of natural gas per day, during a 24-hour IP test.

Matador continues to enjoy particular success with the longer laterals (greater than one mile) it has drilled recently in the southern portion of its Wolf asset area. The Wolf 80-TTT-B33 WF #206H and #208H (Wolf #206H and #208H) wells, both Wolfcamp A-XY completions, tested 2,509 BOE per day (41% oil) and 2,514 BOE per day (39% oil), respectively, during 24-hour IP tests, with the Wolf #208H 24-hour IP test being the Company’s highest reported to date in the Wolf asset area. The Wolf #206H and #208H wells had completed lateral lengths of approximately 5,600 and 6,200 feet, respectively. These wells compared favorably to the strong results for the Wolf 80-TTT-B33-WF #205H and #207H (Wolf #205H and #207H) wells, both also Wolfcamp A-XY completions, previously announced in Matador’s second quarter 2018 earnings release on August 1, 2018. The Wolf #205H and #207H wells have each produced approximately 320,000 BOE (58% oil) in their first nine months of production.

Operations Update

Drilling and Completion Activities

During the fourth quarter of 2018, Matador continued to focus primarily on the exploration, delineation and development of the Company’s Delaware Basin acreage position in Loving County, Texas and Lea and Eddy Counties, New Mexico. Matador began 2018 operating six drilling rigs in the Delaware Basin and continued to operate six drilling rigs there throughout the fourth quarter of 2018. During the fourth quarter, these six operated drilling rigs were deployed across the Company’s Delaware Basin asset areas, with two rigs in the Rustler Breaks asset area, one rig in the Wolf and Jackson Trust asset areas, one rig in the Arrowhead, Ranger and Twin Lakes asset areas and two rigs in the Antelope Ridge asset area.

In early October 2018, the Company added a seventh operated drilling rig to its drilling program on a short-term contract in South Texas to drill up to 10 wells, primarily in the Eagle Ford shale, to take advantage of higher oil and natural gas prices in South Texas, to conduct at least one exploratory test of the Austin Chalk formation and to validate and to hold by production almost all of its remaining undeveloped Eagle Ford acreage. This rig operated in South Texas throughout the fourth quarter of 2018 and into early 2019. When drilling operations were finalized on the ninth well in early February 2019, this rig was released and was not moved to the Delaware Basin as the Company had previously anticipated. One of the Eagle Ford shale wells was completed and turned to sales during the fourth quarter of 2018, and the remaining eight wells, including one well drilled in the Austin Chalk, are expected to be completed and turned to sales late in the first quarter or early in the second quarter of 2019.

Production Results

Average daily oil equivalent production increased 2% sequentially from 54,600 BOE per day (59% oil) in the third quarter of 2018 to 55,500 BOE per day (60% oil) in the fourth quarter of 2018, a record quarterly high for Matador.

Average daily oil production increased 4% sequentially from 32,300 barrels per day in the third quarter of 2018 to 33,500 barrels per day in the fourth quarter of 2018, also a record quarterly high and above the Company’s expectations for oil production at the high end of its estimated range for the fourth quarter.

Average daily natural gas production decreased 1% sequentially from 133.8 million cubic feet per day in the third quarter of 2018 to 132.3 million cubic feet per day in the fourth quarter of 2018, consistent with the Company’s expectations and between the midpoint and high end of its estimated range for natural gas production for the fourth quarter. As noted in its second quarter 2018 earnings release provided on August 1, 2018, Matador had projected that its natural gas production would decline slightly in the third and fourth quarters of 2018 from the peak rate of 139.2 million cubic feet of natural gas per day achieved in the second quarter of 2018.

Realized Commodity Prices

Matador’s weighted average realized oil price, excluding derivatives, decreased 14% sequentially from $57.15 per barrel in the third quarter of 2018 to $49.09 per barrel in the fourth quarter of 2018, due primarily to a sharp decline of more than 40% in crude oil prices during the fourth quarter of 2018.  Matador’s weighted average oil price differentials relative to the West Texas Intermediate benchmark narrowed from ($12.36) per barrel in the third quarter of 2018 to ($10.18) per barrel in the fourth quarter of 2018, inclusive of transportation costs.  Although the Midland-Cushing basis differentials have narrowed further recently, Matador still expects its weighted average realized oil price differential to be in the range of ($6.00) to ($7.00) per barrel in the first quarter of 2019, inclusive of transportation costs.

Matador’s weighted average realized natural gas price, excluding derivatives, decreased 8% sequentially from $3.77 per thousand cubic feet in the third quarter of 2018 to $3.47 per thousand cubic feet in the fourth quarter of 2018, due primarily to a significant widening in Waha-Henry Hub basis differentials and a decrease in natural gas liquids prices in the fourth quarter. Matador realized a weighted average natural gas price differential of ($0.26) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the fourth quarter of 2018, as compa red to an uplift of $0.90 per thousand cubic feet above the average NYMEX Henry Hub natural gas price in the third quarter of 2018.

Matador’s realized price for its Delaware Basin natural gas production is exposed to the Waha-Henry Hub basis differentials. These basis differentials widened significantly in the fourth quarter of 2018 to more than $4.00 per MMBtu at certain times in the latter part of the quarter. Fortunately, the Waha-Henry Hub basis differentials have narrowed considerably since the fourth quarter of 2018 to approximately $1.50 per MMBtu and are expected to continue to improve throughout 2019. Matador’s Delaware Basin natural gas production is expected to remain primarily exposed to the Waha-Henry Hub basis differentials until the fourth quarter of 2019, when the Kinder Morgan Gulf Coast Express Pipeline Project (“GCX Pipeline”) is expected to become operational in October 2019. Matador has secured firm natural gas transportation and sales on the GCX Pipeline for an average of approximately 110,000 to 115,000 million British Thermal Units per day at a price based upon Houston Ship Channel pricing. Matador is a two-stream reporter, and the revenues associated with its natural gas liquids production are included in the weighted average realized natural gas price.

Operating Expenses

On a unit-of-production basis:

•
Production taxes, transportation and processing expenses decreased 12% sequentially from $4.02 per BOE in the third quarter of 2018 to $3.53 per BOE in the fourth quarter of 2018. This decrease was attributable primarily to lower production taxes associated with the 11% sequential decrease in oil and natural gas revenues.

•
Lease operating expenses per BOE increased 2% from $4.48 per BOE in the third quarter of 2018 to $4.56 per BOE in the fourth quarter of 2018. The increase was attributable to higher repair and workover expenses during the quarter, partially offset by lower salt water disposal costs as more of our oil and natural gas producing wells in the Wolf and Rustler Breaks asset areas are now connected to salt water disposal wells operated by San Mateo via pipeline, thus eliminating higher priced salt water trucking costs. Lease operating expenses were better than the Company’s expectations for the quarter of between $5.00 and $5.25 per BOE as the Company was able to effectively manage costs and take advantage of increased economies of scale associated with our higher daily oil equivalent production.

•
General and administrative expenses per BOE decreased 28% from $3.67 per BOE in the third quarter of 2018 to $2.66 per BOE in the fourth quarter of 2018, much better than the Company’s expectations. This decrease resulted primarily from economies of scale and the 34% increase in total oil equivalent production during 2018, but also reflects lesser bonus compensation paid to Matador’s principal executives in 2018, as compared to 2017, which is reflected in the Company’s fourth quarter general and administrative expenses. General and administrative expenses of $2.66 per BOE were the lowest in any quarter since Matador’s initial public offering in February 2012. Excluding $0.67 per BOE in non-cash stock-based compensation expenses, Matador’s cash-based general and administrative expenses were $1.99 per BOE in the fourth quarter of 2018.

•
Depletion, depreciation and amortization expenses per BOE increased 1% sequentially from $14.02 per BOE in the third quarter of 2018 to $14.19 per BOE in the fourth quarter of 2018. This slight increase was attributable to increased depreciation expense associated with increased midstream property and equipment during the fourth quarter. Depreciation expenses associated with midstream operations were $4.1 million, or $0.80 per BOE, in the fourth quarter of 2018, as compared with $2.6 million, or $0.52 per BOE, in the third quarter of 2018.

Wells Completed and Turned to Sales

Fourth Quarter 2018

During the fourth quarter of 2018, Matador completed and turned to sales a total of 47 gross (22.9 net) wells in its various operating areas, one of which was a vertical well. This total was comprised of 23 gross (20.2 net) operated wells and 24 gross (2.7 net) non-operated wells. These operated and non-operated totals for wells turned to sales were consistent with Matador’s updated fourth quarter 2018 estimates as provided on October 31, 2018, with the exception that only one gross (1.0 net) Eagle Ford shale well was completed and turned to sales during the fourth quarter of 2018, as opposed to the Company’s original expectations that three gross (3.0 net) Eagle Ford shale wells would be completed and turned to sales in the fourth quarter. Although only one Eagle Ford shale well was turned to sales in the fourth quarter, five additional Eagle Ford shale wells and one Austin Chalk well were drilled and waiting on completion or in progress at December 31, 2018, as drilling operations progressed much faster on these wells than the Company expected when the South Texas drilling program was initiated in October 2018.

In the fourth quarter of 2018, most of the Company’s operated and non-operated drilling and completions activities were undertaken in the Delaware Basin, with the exception of the seventh operated rig operating in South Texas, as summarized in the table below.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Rustler Breaks	8	6.7	12	1.7	20	8.4	1-Morrow, 1-2BS, 4-WC A-XY, 1-WC B, 1-WC D
Arrowhead	-	-	-	-	-	-	No Arrowhead completions in Q4 2018
Ranger	2	1.9	-	-	2	1.9	1-1BS, 1-3BS
Wolf/Jackson Trust	4	3.4	-	-	4	3.4	3-WC A-XY, 1-WC B
Twin Lakes	1	1.0	1	0.1	2	1.1	1-WC D
Antelope Ridge	7	6.2	8	0.6	15	6.8	1-BC, 2-1BS, 1-2BS, 1-WC A-XY, 2-WC A-Lower
Delaware Basin	22	19.2	21	2.4	43	21.6	Nine separate intervals tested in Q4 2018
South Texas	1	1.0	1	0.3	2	1.3	One Eagle Ford shale completion in Q4 2018
Haynesville Shale	-	-	2	0.0	2	0.0
Total	23	20.2	24	2.7	47	22.9
Note: BC = Brushy Canyon; WC = Wolfcamp; BS = Bone Spring. For example, 1-2BS indicates one Second Bone Spring completion and 4-WC A-XY indicates four Wolfcamp A-XY completions in the fourth quarter of 2018.

Full Year 2018

For the year ended December 31, 2018, Matador completed and turned to sales a total of 153 gross (75.5 net) wells in its various operating areas, two of which were vertical wells. This total was comprised of 83 gross (67.8 net) operated wells and 70 gross (7.7 net) non-operated wells. These operated and non-operated totals for wells turned to sales are consistent with Matador’s updated full year 2018 estimates as provided on October 31, 2018, with the exception that only one gross (1.0 net) Eagle Ford shale well was completed and turned to sales during the fourth quarter of 2018, as opposed to the Company’s original expectations that three gross (3.0 net) Eagle Ford shale wells would be completed and turned to sales in the fourth quarter.

Essentially all of the Company’s operated and non-operated drilling and completions activities for the year ended December 31, 2018 were undertaken in the Delaware Basin, as summarized in the table below.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Rustler Breaks	46	38.0	39	5.3	85	43.3	2-Morrow, 4-2BS, 25-WC A-XY, 6-WC A-Lower, 8-WC B, 1-WC D
Arrowhead	6	3.8	-	-	6	3.8	4-2BS, 1-3BS, 1-WC A-XY
Ranger	4	3.7	3	0.4	7	4.1	1-1BS, 1-2BS, 2-3BS
Wolf/Jackson Trust	11	8.0	-	-	11	8.0	8-WC A-XY, 1-WC A-Lower, 2-WC B
Twin Lakes	1	1.0	2	0.4	3	1.4	1-WC D
Antelope Ridge	14	12.3	15	0.9	29	13.2	1 BC, 4-1BS, 1-2BS, 1-3BS, 2-WC A-XY, 5-WC A-Lower
Delaware Basin	82	66.8	59	7.0	141	73.8	Nine separate intervals tested in 2018
South Texas	1	1.0	3	0.5	4	1.5
Haynesville Shale	-	-	8	0.2	8	0.2
Total	83	67.8	70	7.7	153	75.5
Note: BC = Brushy Canyon; WC = Wolfcamp; BS = Bone Spring. For example, 4-2BS indicates four Second Bone Spring completions and 25-WC A-XY indicates 25 Wolfcamp A-XY completions in 2018.

San Mateo Highlights and Update

On February 25, 2019, Matador announced a strategic midstream transaction with a subsidiary of Five Point Energy LLC (“Five Point”) designed to expand San Mateo’s operations in the Delaware Basin and, specifically, to expand its three-pipe midstream offering throughout Eddy County, New Mexico (please see Matador’s press release dated February 25, 2019 for additional information). As part of this transaction, Matador dedicated to San Mateo acreage in the Stebbins and surrounding leaseholds in the Arrowhead asset area (the “Greater Stebbins Area”), as well as Matador’s new Stateline asset area, totaling approximately 25,500 gross acres. The Stateline asset area includes the 2,800 gross and net acres that Matador acquired in Eddy County, New Mexico along the New Mexico - Texas border as part of the BLM Acquisition. In return, Five Point has committed to carry Matador for $125 million of the first $150 million in capital expenditures (i.e., Matador will pay $25 million and Five Point will pay $125 million of the first $150 million of capital expenditures). As part of this transaction, Five Point has also provided Matador the opportunity to earn deferred performance incentives of up to $150 million over the next five years as Matador executes its operational plans in and around the Stateline area and the Greater Stebbins Area, plus additional performance incentives for Matador, as Manager of San Mateo, to bring in additional third-party customers. At closing, Matador and Five Point continued to own 51% and 49% of San Mateo, respectively.

During the fourth quarter of 2018, San Mateo had a number of notable accomplishments, several of which have been previously reported, including the following.

•
In October 2018, a subsidiary of San Mateo entered into a long-term agreement with a producer in Eddy County, New Mexico for the gathering and processing of such producer’s natural gas. At the time of the announcement, San Mateo had entered into contracts to provide firm gathering and processing for over 80% of the designed inlet capacity of 260 million cubic feet of natural gas per day at its Black River cryogenic natural gas processing plant (the “Black River Processing Plant”) in Eddy County, New Mexico (please see Matador’s October 16, 2018 press release for additional information).

•
In mid-December 2018, a subsidiary of San Mateo placed into service its crude oil gathering and transportation system in Eddy County, New Mexico (the “Rustler Breaks Oil Pipeline System”). The Rustler Breaks Oil Pipeline System includes approximately 17 miles of 10-inch diameter crude oil gathering and transportation pipelines from origin points in Eddy County, New Mexico to an interconnect with Plains Pipeline, L.P. (please see San Mateo’s December 19, 2018 press release for additional information). With the Rustler Breaks Oil Pipeline System in service, Matador expects to improve its oil price realizations in the Rustler Breaks asset area by as much as $1.00 to $1.50 per barrel through the elimination of higher priced trucking costs. Matador currently has on pipe almost all of its oil production from the Wolf and Rustler Breaks asset areas, which comprised approximately 70% of the Company’s Delaware Basin oil production in the fourth quarter of 2018 (please see Matador’s December 19, 2018 press release for additional information).

•
During the fourth quarter of 2018, San Mateo began drilling its sixth commercial salt water disposal well in the Rustler Breaks asset area in Eddy County, New Mexico. This salt water disposal well was completed and water injection began in mid-February 2019. San Mateo currently has nine commercial salt water disposal wells (six in the Rustler Breaks asset area and three in the Wolf asset area) with approximately 250,000 barrels per day of total designed salt water disposal capacity.

•
In December 2018, San Mateo entered into a new $250 million credit facility led by the Bank of Nova Scotia (the “San Mateo Credit Facility”), and including all participants in Matador’s existing revolving credit facility led by the Royal Bank of Canada. The San Mateo Credit Facility includes an accordion feature, which could expand the commitments of the lenders to up to $400 million. The San Mateo Credit Facility is non-recourse to Matador. Upon the closing of the San Mateo Credit Facility, San Mateo borrowed $195 million, which was distributed 51% to Matador and 49% to Five Point to reimburse prior capital commitments to San Mateo. The distribution to Matador is being used to reduce outstanding borrowings under the Company’s revolving credit facility and to fund future exploration and production activities. At December 31, 2018, San Mateo had approximately $220 million in borrowings outstanding.

During the fourth quarter of 2018, San Mateo also:

•
Gathered an average of 149 million cubic feet of natural gas day in the Wolf and Rustler Breaks asset areas, a sequential increase of 14%, as compared to 131 million cubic feet per day in the third quarter of 2018, and a year-over-year increase of 41%, as compared to 106 million cubic feet per day in the fourth quarter of 2017.

•
Processed an average of 112 million cubic feet of natural gas per day at the Black River Processing Plant, a sequential increase of 19%, as compared to 94 million cubic feet per day in the third quarter of 2018, and a year-over-year increase of 75%, as compared to 64 million cubic feet per day in the fourth quarter of 2017.

•
Disposed of an average of 153,000 barrels of salt water per day in the Wolf and Rustler Breaks asset areas, essentially flat sequentially, as compared to 155,000 barrels per day in the third quarter of 2018, and a year-over-year increase of 84%, as compared to 83,000 barrels per day in the fourth quarter of 2017.

•
Gathered an average of 10,000 barrels of oil per day in the Wolf and Rustler Breaks asset areas, a sequential increase of 54%, as compared to 6,500 barrels per day in the third quarter of 2018 and as compared to minimal oil volumes gathered in the fourth quarter of 2017.

San Mateo’s throughput volumes for natural gas gathering and processing have increased significantly in early 2019. For the month of January 2019, San Mateo gathered an average of 174 million cubic feet of natural gas per day and processed an average of 133 million cubic feet of natural gas per day. In addition, as a result of the completion of the interconnect between the Rustler Breaks Oil Pipeline System and Plains Pipeline, L.P. in mid-December 2018, San Mateo gathered an average of 26,000 barrels of oil per day in January 2019.

Delaware Basin Acreage Acquisitions

Matador continued its “brick by brick” strategy for adding to its acreage position in the fourth quarter of 2018, acquiring approximately 3,000 net leasehold and mineral acres in and around its existing acreage positions in the Delaware Basin, including approximately 500 net mineral acres. In 2018, Matador added approximately 29,800 net leasehold and mineral acres in the Delaware Basin, bringing the Company’s total Delaware Basin leasehold and mineral position to approximately 222,200 gross (132,000 net) acres at December 31, 2018.

Please see the table below for a breakdown of Matador’s leasehold and mineral position in the Delaware Basin by asset area.

Delaware Basin Asset Area	Gross Acres	Net Acres
Rustler Breaks	45,300	26,200
Stateline	2,800	2,800
Wolf/Jackson Trust	14,400	10,700
Antelope Ridge	20,500	17,300
Arrowhead	60,100	25,700
Ranger	34,200	17,500
Twin Lakes	44,300	31,300
Other	600	500
Total	222,200	132,000

As of December 31, 2018, Matador had acquired its entire Delaware Basin leasehold and mineral position for an all-in weighted average cost of approximately $11,000 per net acre, excluding small amounts of production acquired.

Delaware Basin Mineral Position

Matador has also been successful in acquiring mineral acres in the Delaware Basin over the last few years. At December 31, 2018, the Company held approximately 6,900 net minerals acres (also included in the net leasehold and mineral acres reported in the table above), or approximately 11,200 net royalty acres, across its various asset areas, including under a number of tracts that the Company operates, particularly in the Rustler Breaks asset area.

Please see the table below for a breakdown of the Company’s net mineral and net royalty acres by asset area.

	Net	Net
Delaware Basin Asset Area	Mineral Acres	Royalty Acres(1)
Rustler Breaks	4,800	7,500
Wolf/Jackson Trust	1,000	1,800
Antelope Ridge	700	1,200
Arrowhead	100	100
Ranger	100	200
Twin Lakes	200	400
Total	6,900	11,200
(1) Net royalty acres normalized for a 12.5% (1/8th) royalty interest. For example, 1.0 net mineral acre with a 25% Royalty interest = 2.0 net royalty acres; 1.0 net mineral acre with a 20% royalty interest = 1.6 net royalty acres; and 1.0 net mineral acre with a 12.5% royalty interest = 1.0 net royalty acre.

Fourth Quarter 2018 and Full Year 2018 Capital Expenditures and Liquidity Position

During the fourth quarter of 2018, Matador incurred capital expenditures, excluding land and mineral acquisitions, of $209.7 million, including $187.8 million for drilling, completing and equipping wells (“D/C/E”) and $21.9 million for midstream investments, which primarily represented Matador’s proportionate share of San Mateo’s fourth quarter capital expenditures of $39.2 million. D/C/E capital expenditures associated with Matador’s operated wells were slightly below the Company’s estimates in the fourth quarter of 2018; however, owing to Matador’s participation in several more non-operated wells (both completed and turned to sales and in progress) than originally estimated, the Company incurred approximately $11.0 million in additional D/C/E capital expenditures during the fourth quarter.

For the year ended December 31, 2018, Matador incurred capital expenditures, excluding land and mineral acquisitions, of $771.8 million, including $686.3 million for D/C/E capital expenditures and $85.5 million for midstream investments, which primarily represented Matador’s proportionate share of San Mateo’s full year 2018 capital expenditures of $163.7 million and which was within the range of Matador’s 2018 guidance for midstream investments. For the year ended December 31, 2018, Matador’s aggregate D/C/E and midstream capital expenditures were at the high end of the Company’s 2018 updated guidance for aggregate capital expenditures of $770 million, primarily as a result of the additional non-operated well participation described above.

At December 31, 2018, the Company had approximately $84.0 million in cash and restricted cash, $40.0 million in borrowings outstanding under its revolving credit agreement (which has a borrowing base of $850.0 million with an elected borrowing commitment of $500.0 million) and approximately $3.0 million in outstanding letters of credit, and San Mateo had $220.0 million in aggregate borrowings outstanding under the San Mateo Credit Facility. At February 26, 2019, the Company had $80.0 million in borrowings outstanding and approximately $13.6 million in outstanding letters of credit under its revolving credit agreement, and San Mateo had $220.0 million in borrowings outstanding and $16.2 million in outstanding letters of credit under the San Mateo credit facility. For accounting purposes, all borrowings outstanding under the San Mateo Credit Facility and all interest payments made pursuant to that facility are recorded at 100% of their carrying value in the Company’s consolidated financial statements, even though the San Mateo Credit Facility is non-recourse to Matador.

Hedging Positions

Matador increased its oil hedges in early 2019, and at February, 26, 2019, Matador had approximately 50% of its anticipated oil production hedged for the remainder of 2019 based on the midpoint of its 2019 production guidance.

For full year 2019, Matador had approximately 15% of its anticipated natural gas production hedged based on the midpoint of its 2019 production guidance.

Matador also has in place Midland-Cushing oil basis differential swaps for 2020 for approximately 1.2 million barrels at ($0.15) per barrel.

The following is a summary of the Company’s open derivative financial instruments for 2019 at January 1, 2019, pro forma for oil hedges added through February 26, 2019.

Full Year 2019
Oil Collars - West Texas Intermediate
Costless Collars - Volumes Hedged (MBbl)	4,920
Weighted-average Price Ceiling ($/Bbl)	$71.74
Weighted-average Price Floor ($/Bbl)	$51.46
Three-Way Collars - Volumes Hedged (MBbl)	1,320
Weighted-average Price Ceiling (Long Call) ($/Bbl)	$78.85
Weighted-average Price Ceiling (Short Call) ($/Bbl)	$75.00
Weighted-average Price Floor ($/Bbl)	$60.00

Natural Gas Collars - Henry Hub
Costless Collars - Volumes Hedged (MMBtu)	2,400,000
Weighted-average Price Ceiling ($/MMBtu)	$3.80
Weighted-average Price Floor ($/MMBtu)	$2.50
Three-Way Collars - Volumes Hedged (MMBtu)	4,800,000
Weighted-average Price Ceiling (Long Call) ($/MMBtu)	$3.24
Weighted-average Price Ceiling (Short Call) ($/MMBtu)	$3.00
Weighted-average Price Floor ($/MMBtu)	$2.50

Conference Call Information

The Company will host a live conference call on Wednesday, February 27, 2019, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2018 financial and operational results, as well as its 2019 operating plan and market guidance. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 1968178. The live conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will also be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through March 31, 2019.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,”

“continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, results in certain basins, objectives, project timing, expectations and intentions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the operating results of the Company’s midstream joint venture’s expansion of the Black River cryogenic processing plant, including the timing of the recently announced further expansion of such plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells, including in conjunction with the expansion of the midstream joint venture’s services and assets into new areas in Eddy County, New Mexico; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	December 31,
	2018	2017
ASSETS
Current assets
Cash	$64,545	$96,505
Restricted cash	19,439	5,977
Accounts receivable
Oil and natural gas revenues	68,161	65,962
Joint interest billings	61,831	67,225
Other	16,159	8,031
Derivative instruments	49,929	1,190
Lease and well equipment inventory	17,564	5,993
Prepaid expenses and other assets	8,057	6,287
Total current assets	305,685	257,170
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	3,780,236	3,004,770
Unproved and unevaluated	1,199,511	637,396
Midstream and other property and equipment	450,066	281,096
Less accumulated depletion, depreciation and amortization	(2,306,949)	(2,041,806)
Net property and equipment	3,122,864	1,881,456
Other assets
Deferred income taxes	20,457	—
Other assets	6,512	7,064
Total other assets	26,969	7,064
Total assets	$3,455,518	$2,145,690
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$66,970	$11,757
Accrued liabilities	170,855	174,348
Royalties payable	64,776	61,358
Amounts due to affiliates	13,052	10,302
Derivative instruments	—	16,429
Advances from joint interest owners	10,968	2,789
Amounts due to joint ventures	2,373	4,873
Other current liabilities	1,028	750
Total current liabilities	330,022	282,606
Long-term liabilities
Borrowings under Credit Agreement	40,000	—
Borrowings under San Mateo Credit Facility	220,000	—
Senior unsecured notes payable	1,037,837	574,073
Asset retirement obligations	29,736	25,080
Derivative instruments	83	—
Deferred income taxes	13,221	—
Other long-term liabilities	4,962	6,385
Total long-term liabilities	1,345,839	605,538
Shareholders’ equity
Common stock — $0.01 par value, 160,000,000 shares authorized; 116,374,503 and 108,513,597 shares issued; and 116,353,590 and 108,510,160 shares outstanding, respectively	1,164	1,085
Additional paid-in capital	1,924,408	1,666,024
Accumulated deficit	(236,277)	(510,484)
Treasury stock, at cost, 20,913 and 3,437 shares, respectively	(415)	(69)
Total Matador Resources Company shareholders’ equity	1,688,880	1,156,556
Non-controlling interest in subsidiaries	90,777	100,990
Total shareholders’ equity	1,779,657	1,257,546
Total liabilities and shareholders’ equity	$3,455,518	$2,145,690

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	For the Years Ended December 31,
	2018	2017	2016
Revenues
Oil and natural gas revenues	$800,700	$528,684	$291,156
Third-party midstream services revenues	21,920	10,198	5,218
Sales of purchased natural gas	7,071	—	—
Lease bonus - mineral acreage	2,489	—	—
Realized gain (loss) on derivatives	2,334	(4,321)	9,286
Unrealized gain (loss) on derivatives	65,085	9,715	(41,238)
Total revenues	899,599	544,276	264,422
Expenses
Production taxes, transportation and processing	76,138	58,275	43,046
Lease operating	92,966	67,313	56,202
Plant and other midstream services operating	24,609	13,039	5,389
Purchased natural gas	6,635	—	—
Depletion, depreciation and amortization	265,142	177,502	122,048
Accretion of asset retirement obligations	1,530	1,290	1,182
Full-cost ceiling impairment	—	—	158,633
General and administrative	69,308	66,016	55,089
Total expenses	536,328	383,435	441,589
Operating income (loss)	363,271	160,841	(177,167)
Other income (expense)
Net (loss) gain on asset sales and inventory impairment	(196)	23	107,277
Interest expense	(41,327)	(34,565)	(28,199)
Prepayment premium on extinguishment of debt	(31,226)	—	—
Other income (expense)	1,551	3,551	(4)
Total other (expense) income	(71,198)	(30,991)	79,074
Income (loss) before income taxes	292,073	129,850	(98,093)
Income tax (benefit) provision
Current	(455)	(8,157)	(1,036)
Deferred	(7,236)	—	—
Total income tax benefit	(7,691)	(8,157)	(1,036)
Net income (loss)	299,764	138,007	(97,057)
Net income attributable to non-controlling interest in subsidiaries	(25,557)	(12,140)	(364)
Net income (loss) attributable to Matador Resources Company shareholders	$274,207	$125,867	$(97,421)
Earnings (loss) per common share
Basic	$2.41	$1.23	$(1.07)
Diluted	$2.41	$1.23	$(1.07)
Weighted average common shares outstanding
Basic	113,580	102,029	91,273
Diluted	113,691	102,543	91,273

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	For the Years Ended December 31,
	2018	2017	2016
Operating activities
Net income (loss)	$299,764	$138,007	$(97,057)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(65,085)	(9,715)	41,238
Depletion, depreciation and amortization	265,142	177,502	122,048
Accretion of asset retirement obligations	1,530	1,290	1,182
Full-cost ceiling impairment	—	—	158,633
Stock-based compensation expense	17,200	16,654	12,362
Prepayment premium on extinguishment of debt	31,226	—	—
Deferred income tax benefit	(7,236)	—	—
Amortization of debt issuance cost	1,357	468	1,148
Net loss (gain) on asset sales and inventory impairment	196	(23)	(107,277)
Changes in operating assets and liabilities
Accounts receivable	(4,934)	(82,549)	(14,259)
Lease and well equipment inventory	(12,176)	(3,623)	(700)
Prepaid expenses and other assets	(1,770)	(2,960)	(124)
Other assets	3,418	(6,425)	490
Accounts payable, accrued liabilities and other current liabilities	68,647	33,559	6,611
Royalties payable	3,418	37,370	7,495
Advances from joint interest owners	8,179	1,089	1,000
Income taxes payable	—	—	(2,848)
Other long-term liabilities	(353)	(1,519)	4,144
Net cash provided by operating activities	608,523	299,125	134,086
Investing activities
Oil and natural gas properties capital expenditures	(1,357,802)	(699,445)	(379,067)
Expenditures for midstream and other property and equipment	(165,784)	(120,816)	(74,845)
Proceeds from sale of assets	8,333	977	5,173
Net cash used in investing activities	(1,515,253)	(819,284)	(448,739)
Financing activities
Repayments of borrowings	(370,000)	—	(120,000)
Borrowings under Credit Agreement	410,000	—	120,000
Borrowings under San Mateo Credit Facility	220,000	—	—
Cost to enter into or amend credit facilities	(3,077)	—	—
Proceeds from issuance of senior unsecured notes	1,051,500	—	184,625
Cost to issue senior unsecured notes	(14,098)	—	(2,734)
Purchase of senior unsecured notes	(605,780)	—	—
Proceeds from issuance of common stock	226,612	208,720	288,510
Cost to issue equity	(204)	(280)	(847)
Proceeds from stock options exercised	815	2,920	100
Contributions related to formation of Joint Venture	14,700	171,500	—
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	85,750	44,100	—
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(121,520)	(10,045)	—
Taxes paid related to net share settlement of stock-based compensation	(6,466)	(5,763)	(1,948)
Purchase of non-controlling interest of less-than-wholly-owned subsidiary	—	(2,653)	—
Net cash provided by financing activities	888,232	408,499	467,706
(Decrease) increase in cash and restricted cash	(18,498)	(111,660)	153,053
Cash and restricted cash at beginning of year	102,482	214,142	61,089
Cash and restricted cash at end of year	$83,984	$102,482	$214,142

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, prepayment premium on extinguishment of debt and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

	Three Months Ended			Year Ended December 31,
(In thousands)	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017	2016
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company Shareholders	$136,713	$17,794	$38,335	$274,207	$125,867	$(97,421)
Net income attributable to non-controlling interest in subsidiaries	7,375	7,321	4,106	25,557	12,140	364
Net income (loss)	144,088	25,115	42,441	299,764	138,007	(97,057)
Interest expense	14,492	10,340	8,336	41,327	34,565	28,199
Total income tax benefit	(7,691)	—	(8,157)	(7,691)	(8,157)	(1,036)
Depletion, depreciation and amortization	72,478	70,457	54,436	265,142	177,502	122,048
Accretion of asset retirement obligations	404	387	353	1,530	1,290	1,182
Full-cost ceiling impairment	—	—	—	—	—	158,633
Unrealized (gain) loss on derivatives	(74,577)	21,337	11,734	(65,085)	(9,715)	41,238
Stock-based compensation expense	3,413	4,842	4,166	17,200	16,654	12,362
Net loss (gain) on asset sales and inventory impairment	—	196	—	196	(23)	(107,277)
Prepayment premium on extinguishment of debt	—	31,226	—	31,226	—	—
Consolidated Adjusted EBITDA	152,607	163,900	113,309	583,609	350,123	158,292
Adjusted EBITDA attributable to non-controlling interest subsidiaries	(9,368)	(8,508)	(4,690)	(30,386)	(14,060)	(400)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$143,239	$155,392	$108,619	$553,223	$336,063	$157,892

	Three Months Ended			Year Ended December 31,
(In thousands)	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017	2016
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$189,205	$165,111	$76,609	$608,523	$299,125	$134,086
Net change in operating assets and liabilities	(50,129)	(11,111)	36,886	(64,429)	25,058	(1,809)
Interest expense, net of non-cash portion	13,986	9,900	7,971	39,970	34,097	27,051
Current income tax benefit	(455)	—	(8,157)	(455)	(8,157)	(1,036)
Adjusted EBITDA attributable to non-controlling interest subsidiaries	(9,368)	(8,508)	(4,690)	(30,386)	(14,060)	(400)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$143,239	$155,392	$108,619	$553,223	$336,063	$157,892

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income (loss) and adjusted earnings (loss) per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring gains or losses or transaction costs for certain acquisitions and divestitures or other non-recurring expense items, along with the related tax effects for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income (loss) and adjusted earnings (loss) per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income (loss) and adjusted earnings (loss) per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended			Year Ended December 31,
	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017	2016
(In thousands, except per share data)
Unaudited Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Common Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$136,713	$17,794	$38,335	$274,207	$125,867	$(97,421)
Total income tax benefit	(7,691)	—	(8,157)	(7,691)	(8,157)	(1,036)
Income (loss) attributable to Matador Resources shareholders before taxes (1)	129,022	17,794	30,178	266,516	117,710	(98,457)
Less non-recurring and unrealized charges to income (loss) before taxes:
Full-cost ceiling impairment	—	—	—	—	—	158,633
Unrealized (gain) loss on derivatives	(74,577)	21,337	11,734	(65,085)	(9,715)	41,238
Net loss (gain) on asset sales and inventory impairment	—	196	—	196	(23)	(107,277)
Non-recurring expenses related to stock-based compensation	—	—	—	—	1,515	—
Non-recurring transaction costs associated with the formation of San Mateo	—	—	—	—	3,458	—
Prepayment premium on extinguishment of debt	—	31,226	—	31,226	—	—
Adjusted income (loss) attributable to Matador Resources shareholders before taxes	54,445	70,553	41,912	232,853	112,945	(5,863)
Income tax expense (benefit)(1)	11,433	14,816	14,669	48,899	39,531	(3,088)
Adjusted net income (loss) attributable to Matador Resources Company shareholders (non-GAAP)	$43,012	$55,737	$27,243	$183,954	$73,414	$(2,775)

Weighted average shares outstanding, including participating securities - basic	116,341	116,358	107,693	113,580	102,029	91,273
Dilutive effect of options and restricted stock units	68	554	492	111	514	—
Weighted average common shares outstanding - diluted	116,409	116,912	108,185	113,691	102,543	91,273
Adjusted earnings (loss) per share attributable to Matador Resources shareholders (non-GAAP)
Basic	$0.37	$0.48	$0.25	$1.62	$0.72	$(0.03)
Diluted	$0.37	$0.48	$0.25	$1.62	$0.72	$(0.03)

______________________

(1)	Estimated using federal statutory tax rate in effect for the period. Year ended December 31, 2016 also includes a $1.1 million income tax refund.

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

(in millions)	At December 31, 2018	At December 31, 2017	At December 31, 2016
Standardized Measure	$2,250.6	$1,258.6	$575.0
Discounted future income taxes	328.7	74.8	6.5
PV-10	$2,579.3	$1,333.4	$581.5

At December 31, 2018, we estimated 24.8 million BOE of proved undeveloped reserves associated with the BLM Acquisition, with a Standardized Measure of $249 million and a PV-10 of $286 million. The discounted future income taxes associated with such reserves were $37 million at December 31, 2018.